Exhibit 3.1.3

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

THE MILITARY PLAYING CARD COMPANY

THE MILITARY PLAYING CARD COMPANY, a Florida corporation, (the "Company") by and through its President, Michael E. Faessler, and Secretary, Louis A. Albano, hereby adopts amendments to its Articles of Incorporation as hereinafter set forth.

1. The name of the corporation is The Military Playing Card Company.

2. Pursuant to Sections 607.0621 and Section 607.0704, the Board of Directors and Stockholders of the Company, respectively, consented to the amendment of the Articles of Incorporation set forth herein.

3. The Articles of Incorporation of the Company shall be amended to read as set forth in Exhibit "A" attached herein.

4. Except as modified by Exhibit "A" the Articles of Incorporation of the Company shall be and remain in full force and effect.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Company has been executed this 16th day of August, 1997.

The Military Playing Card Company

By: /s/ Michael Faessler
Michael Faessler, President

By: /s/ Louis Albano
Louis A. Albano, Secretary

Sworn to and subscribed before me this 16th day of August, 1997.

/s/ Lawrence LaBriola
Notary Public
My commission expires:
Identification Produced:
[_] Personally known
[X] Driver's license
[_] Other: ________________

EXHIBIT "A"

1. Article I of the Articles of Incorporation of the Company is hereby repealed and in its place and stead shall be the following amended Article I which shall read in its entirety as follows:

Article I - Name

The name of this corporation shall be SILVER STAR INTERNATIONAL, INC.

2. Article V of the Articles of Incorporation of the Company is hereby repealed and in its place and stead shall be the following amended Article I which shall read in its entirety as follows:

Article V – Capital Stock

This corporation is authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $1.00 par value preferred stock. The voting powers and designations, preferences, and relative participation, optional, or other special rights, or qualifications, limitations, or restrictions in respect of the preferred stock shall be set by the Board of Directors of the corporation; which resolution or resolutions shall fulfill as to any issue of the preferred stock all of the requisites of the Florida Business Corporation Act as may be applicable thereto.